UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2012

Ciena Corporation (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

0-21969	23-2725311
(Commission File Number)	(IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD	21076
(Address of Principal Executive Offices)	(Zip Code)

(410) 694-5700
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 - UNREGISTERED SALES OF EQUITY SECURITIES
On December 19, 2012, Ciena Corporation (the “Company”) entered into separate, privately negotiated exchange agreements under which it will retire $187.5 million in aggregate principal amount of its outstanding 4.0% Convertible Senior Notes due 2015 (the “2015 Notes”) in exchange for its issuance of a new series of 4.0% Convertible Senior Notes due 2020 (the “2020 Notes”) in an aggregate original principal amount of $187.5 million (collectively, the “Exchange Transactions”). Following the Exchange Transactions, which are expected to close on December 27, 2012, there will be a total of $187.5 million aggregate principal amount of 2015 Notes remaining outstanding, with terms unchanged by the Exchange Transactions, and $187.5 million in aggregate principal amount of 2020 Notes outstanding. The 2015 Notes are, and the 2020 Notes will be, the Company's senior unsecured obligations and will rank equally with all of the Company's other existing and future senior unsecured debt. The 2020 Notes will be issued pursuant to an indenture between the Company and Bank of New York Mellon to be entered into in connection with the closing of the Exchange Transactions.

The 2020 Notes will pay interest semi-annually at a rate of 4.0% per year in respect of each $1,000 original principal amount of 2020 Notes. The 2020 Notes will mature on December 15, 2020. The principal amount of the 2020 Notes will also accrete at a rate of 1.85% per year commencing December 27, 2012, compounding on a semi-annual basis. The accreted portion of the principal payable at maturity does not bear interest and is not convertible into shares of the Company's common stock.

The 2020 Notes may be converted prior to maturity (unless earlier repurchased), at the option of the holder, into shares of the Company's common stock at an initial conversion rate of 49.0557 shares of Ciena common stock per $1,000 in original principal amount, which is equal to an initial conversion price of $20.385 per share. In addition, upon satisfaction of certain conditions, the Company may elect to convert the 2020 Notes in whole or in part, prior to maturity. An aggregate of 9,197,944 shares of the Company's common stock issuable upon conversion of the 2020 Notes have been reserved for issuance. If the Company elects to convert the 2020 Notes on or before maturity, holders will also receive a make-whole premium payable in the Company's common stock, or its cash equivalent, at the election of the Company.

Upon certain fundamental changes, holders of the 2020 Notes have the option to require the Company to purchase the 2020 Notes at a price equal to the accreted principal amount of the 2020 Notes delivered for repurchase plus any accrued and unpaid interest on the original principal amount of such 2020 Notes. Upon a holder's election to convert the 2020 Notes in connection with certain fundamental changes, such holder will receive a make-whole premium payable in the Company's common stock, or its cash equivalent, at the election of the Company.

The Company offered the 2020 Notes to certain holders of the 2015 Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).  The offer and sale of the 2020 Notes to certain holders of the 2015 Notes did not involve a public offering, the solicitation of offers for the 2020 Notes was not done by any form of general solicitation or general advertising, and offers for the 2020 Notes were only solicited from persons believed to be “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. To the extent that any shares of the Company's common stock are issued upon conversion of the 2020 Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof because no commission or other remuneration is expected to be paid in connection with a conversion of the 2020 Notes and any resulting issuance of shares of the Company's common stock. The 2020 Notes and any shares of the Company's common stock that may be issued upon conversion of the 2020 Notes will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

ITEM 8.01 - OTHER EVENTS

The Company's December 19, 2012 press release announcing the Exchange Transactions is attached to, and is hereby incorporated by reference in, this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(c)	The following exhibit is being filed herewith:

	Exhibit Number	Description of Document
	Exhibit 99.1	Press Release dated December 19, 2012 issued by Ciena Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: December 19, 2012	By:	/s/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary